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                                                              EXHIBIT 12

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                                                    SODEXHO MARRIOTT SERVICES, INC.
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                            ($ in millions)

                                                       FISCAL YEAR        34 WEEKS                  FISCAL YEAR ENDED
                                                                                         -----------------------------------------
                                                          1999        AUGUST 28, 1998        1997       1996      1995       1994
                                                      -------------- ------------------- --------- ---------- --------- ----------

Income Before Extraordinary Item                               $ 51                $ 58      $335       $306      $247       $200

Add / (Deduct):
Tax and  Extraordinary Item                                      41                  42       219        196       165        142

Fixed Charges                                                    88                  65       179        142       107         84

Interest Capitalized as Property and Equipment                   --                  --      (16)        (9)       (8)        (4)

(Income) / Loss Related to certain 50%-or-Less-
  Owned-Affiliates                                               --                  --        --          1        --        (2)
                                                      -------------- ------------------- --------- ---------- --------- ----------

Earnings Available For Fixed Charges                           $180                $165      $717       $636      $511       $420
                                                      ============== =================== ========= ========== ========= ==========

Fixed Charges:
Interest Including Amounts Capitalized as
  Property and Equipment                                       $ 88                $ 65      $126       $ 94      $ 61       $ 36

Portion of Rental Expense Representative of
  Interest                                                       --                  --        53         48        45         45

Share of Interest Expense of certain 50%-or-Less-
  Owned-Affiliates                                               --                  --        --         --         1          3
                                                      -------------- ------------------- --------- ---------- --------- ----------

Total Fixed Charges                                            $ 88                $ 65      $179       $142      $107       $ 84
                                                      ============== =================== ========= ========== ========= ==========

Ratio of Earnings to Fixed Charges                              2.0                 2.5       4.0        4.5       4.8        5.0
                                                      ============== =================== ========= ========== ========= ==========

For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represent income before cumulative effect of a change in accounting principle and extraordinary item, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain
50%-or-less-owned-affiliates; less (x) undistributed earnings of 50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), representative of interest, and when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.

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